Exhibit 10.13

Huaran Hami Southeast, Hami Santang Lake, Aletaibuerjin

Wind Farm Project Turnkey Contract

Xinjiang Huaran Dongfang New Energy Co., Ltd.

Guangdong Mingyang Wind Power Technology Co., Ltd.

Date: 30-4-2010

Huaran Hami Southeast, Hami Santang Lake, Aletaibuerjin

Wind Farm Project Turnkey Contract

Party A: Xinjiang Huaran Dongfang New Energy Co., Ltd. (Hereinafter referred to Party A)

Party B: Guangdong Mingyang Wind Power Technology Co., Ltd. (Hereinafter referred to Party B)

Based on Party A’s parent company Huaran Construction Group singed a strategic cooperation agreement with Party B on March 18, 2010, under the principles of mutual benefit, common development and long-term cooperation, through friendly consultation, Party A and Party B have reached the following agreement to abide by on issues of Huaran Xinjiang Province Hami Southeast, Hami Santang Lake and Aletaibuerjin wind farm turnkey project.

I	Project name and Project outline

1. Xinjiang Hami Santang Lake wind farm project, the total installed capacity is 49.5MW, includes install 33 sets Mingyang 1.5WM wind Turbine Generators, associated electrical equipments, supporting facilities and construction.

2. Xinjiang Aletaibuerjin wind farm project, the total installed capacity is 49.5WM, includes install 33 sets Mingyang 1.5WM wind Turbine Generators, associated electrical equipments, supporting facilities and construction.

3. Xinjiang Hami Southeast wind farm project, the total installed capacity is 200MW, includes install 132 sets Mingyang 1.5WM wind Turbine Generators, associated electrical equipments, supporting facilities and construction.

II	Project Construction and Acceptance

1. Xinjiang Hami Santang Lake 49.5WM wind farm project construction starts from July 2010, construction cycle is one year.

2. Xinjiang Aletaibuerjin 49.5WM wind farm project construction starts from July 2010, construction cycle is one year.

3. Xinjiang Hami Southeast 200WM wind farm project construction starts from July 2010, construction cycle is two year.

By mutual consent, the construction cycle for each wind farm shall be adjusted accordingly to grid connection and government approval situation; the specific circumstances shall be decided through consultation and sign a supplementary agreement.

III	Project cooperation mode and Price

The project is turkey project (Engineering, Procurement and Construction- EPC), total price is RMB2, 460,000,000(RMB Two billion, four hundred and sixty million). Include:

Xinjiang Hami Santang Lake 49.5WM wind farm project, total price is RMB410. 000,000(RMB Four hundred and ten million).

Xinjiang Aletaibueijin 49.5WM wind farm project, total price is RMB410, 000,000(RMB Four hundred and ten million).

Xinjiang Hami Southeast 200WM wind farm project, total price is RMB1, 640,000,000(RMB One billion, six hundred and forty million).

1. The above prices include using 1.5MW wind turbine generator in the turkey project, if by mutual consultation that using Mingyang 3MW wind turbine generator, the turkey project total price shall be negotiated by two parties and sign a supplementary agreement.

2. The above prices depend on part of the situation of Huaran Daban City wind farm first-stage engineering and construction, if the natural condition and grid connection situation of the above three projects differ greatly from Daban City first-stage construction that requires appropriate add or subtract work amount, the project total price will also adjust accordingly, the adjustment shall be negotiated by two parties and sign a supplementary agreement.

3. The above three projects shall sign separately EPC turnkey project contract, project executive is subject to EPC turnkey project contract.

IV	Project Funds and Pay

After both parties sign the contract, Party A bears pre-project relevant cost and funds. Party B bears the cost and funds during the construction of the project through self-financing, bank loans and financial leasing. Prior to each wind farm start the work, Party A pledges all the shareholding interest in Xinjiang Huaran Dongfang New Energy Co., Ltd and PPA power purchase agreement to Party B. Both sides shall sign separately pledge agreement,

In 30 days after wind farm project completion and pass final acceptance test (acceptance standard according to EPC contract appendix technical agreement), Party A pays 95% of the EPC total contract price to Party B. Party B shall hand over the wind farm to Party A after receiving 95% of the EPC total price in 30 days, Party B shall also rescind Party A’s shareholding pledge and PPA power purchase agreement pledge.

5% of the EPC contract total price will be used as quality guarantee deposit, in 30 days after 12 months from the date which the project passes final acceptance test, Party B shall invoices Party A the 2 year warranty guarantee of 5% of main equipment total price, Party A shall pay Party B all the quality guarantee deposit.

V	Right and Obligations of Party A

Party A bears all pre-project cost (include land management fees, compensation fees, removal compensate and environmental impact assessment fee, water and soil conservation fee and other expenses); Party A is responsible for the coordination of the relationship among local government, power grid corporation and related departments. Party A shall obtain related qualification, audit files and approval documents in time, including the following related documents that not only limited to wind farm construction:

1) Opinions on city planning issued by Xinjiang Uyghur Autonomous Region Department of Construction;

2) Opinions on pre-checking for land use issued by Xinjiang Uyghur Autonomous Region Department of Land and Resources;

3) Opinions on construction over mineral deposits and geological disasters issued by Xinjiang Uyghur Autonomous Region Department of Land and Resources;

4) Opinions of approval on environmental impact assessment issued by Xinjiang Uyghur Autonomous Region Environmental protection Bureau;

5) Opinions of review on power grid connection system feasibility study and design document examination issued by Xinjiang Uyghur Autonomous Region Electric Power Company;

6) The project feasibility research report issued by qualified design unit;

7) Soil and water Conservation Plan Approval issued by Xinjiang Uyghur Autonomous Region Department of Water Resources;

8) Opinions issued by Xinjiang Uyghur Autonomous Region Department of Cultural Relics;

9) Opinions on grid connection issued by Xinjiang Uyghur Autonomous Region Electric Power Company;

10) Final approval documents of wind farm construction issued by Xinjiang Uyghur Autonomous Region Development and Reform Commission.

VI	Right and Obligations of Party B

Party B bears construction of wind farm and maintenance during warranty period; be responsible for construction and equipment procurement that not only limited to wind farm construction, and bears the following obligations:

1) Engineering design: wind farm surveying and mapping of topomap, micro-sitting, wind farm substation design, foundation design, design of wind turbine generator system, cubicle-type substation and main transformer, overhead power line within the wind power station, design of central control room and other structures, road plan and greening design, outgoing line design etc.;

2) Preparation before construction: approval construction related procedures below Party A’s assistance, before start the construction, construction field shall achieve energization, water connection, radio and television connection, road connection, construction site formation etc.;

3) Equipment procurements as contracted: Wind Turbine Generator, turbine tower and related equipments (cubicle-type substation, main transformer, cable and electricity etc.);

4) Engineering construction: civil construction, electric installation, 110kv power outgoing line and access interval etc.;

5) Wind turbine generator system installation and debugging: transportation of turbine tower, main machine, rotor blades, accessory, hoisting of machine set, machine set debugging, machine set commissioning, construction final completion and acceptance and related necessary work and services, Party B shall bear and perform all the responsibilities and obligations as contracted in warranty period;

6) EPC project full insurance: insurance period starts from the beginning of the construction till final completion and acceptance of the construction;

7) Free maintenance in three year warranty period.

VII	Hand over of wind power station:

After the projects pass the final acceptance, Party A shall pay Party B the relevant funds of EPC contract in the limited time according to article IV of the contract, Party B shall turn over the wind farm to Party A on time.

If Party A cannot pay Party B the relevant funds in the limited time according to article IV of the contract, Party B shall have a lien on the wind power station, and use the total income from wind farm to repay the farm construction cost and operation cost. Party B shall give Party A 12 months grace period, if Party A still cannot pay all the funds after 12 months, Party B is entitled to dispose of the assets of the wind farm to realize the creditor’s right.

VIII	Project construction technical standard

Project construction shall be carried out according to national standard and relevant occupation standard; wind farm shall achieve the relevant technical indices which shall be subject to the appendix of technology agreement that signed by both parties.

IX	Operation of wind power station

After turning over the wind farm, if Party A entrusts Party B to operate and manage it, both parties shall sign a operating agreement.

X	Cooperation and support

After the contract signing, Party B undertakes to fully support Guohong New Energy Equipment Limited Company which invested by Party A to produce and marketing their turbine tower, nacelle cover and wind turbine generator supporting facilities in both technical and commercial aspects.

Party A undertakes fully support Party B to obtain wind resources across the country except in Xinjiang, and develop the wind resource together.

XI	Confidential agreement

Party A and Party B shall keep a secret on each other’s business information, technical information, images and drawings etc, neither of the two parties can disclose, transfer, trading those information to the third party without the other party’s confirm. If the leakage causes losses to the other party, default party shall bear the legal liability, it shall be carried out according to confidentiality agreement of EPC contract appendix.

XII	Responsibility of default

Specific responsibility of default shall be carried out according to other relevant clause of EPC turnkey project contract that signed by both parties.

XIII	Modification of contract

In the performance of this contract, if one party needs some modification, shall put forward change proposal and reasons in writing, by mutual consent the agreement shall be modified in writing, and make into appendix of the contract. If both parties have not reached any new agreement, the original contract continues to be valid.

XIV	Dispute resolution mechanism

During the execution of the contract, all disputes shall be settled through friendly consultations in the principle of long-term cooperation; if dispute unresolved, it may sue to the People’s court where the contact signing in accordance with the law.

XV	Termination of the Contract

After the contract fully performed, it shall be automatically terminated.

XVI	Force Majeure

1. Force majeure event means the event is unforeseen at the time the parties conclude contract, and its occurrence and consequences can not be avoided and cannot be overcome, such as war, serious floods, deluge, typhoon, earthquake, act of government etc. If any party cannot perform the contract due to force majeure event, the scheduled period for relative execution of contract shall be extended correspondingly, extended period shall be equal to the affect of the event.

2. When force majeure event happen, the affected party shall inform the other side immediately by cable, fax and telex, and send the documentary evidence which confirm force majeure happen that issued by authorities to the other side to check and confirm by express mail service or registered mail during fifteen days (15) after event happened. Meanwhile, the affected party is obligated to take effective measures to reduce or eliminate effects from force majeure event. If the force majeure event last over one hundred and twenty (120) days, both parties shall reach an agreement on further performance of the contract through friendly consultation within a reasonable period.

XVII	Execution of contract

This contract is in sex copies, each party shall hold three copies which have the same legal effect. This contract is effective since being signed and sealed by both parties.

Party A (seal) Xinjiang Huaran Dongfang New Energy Co., Ltd.	Party B (seal) Party B: Guangdong Mingyang Wind Power Technology Co., Ltd.

Legal Representative or Authorized person (signature)	Legal Representative or Authorized person (signature)

Date and place for signing contract: April 30th, 2010. Beijing.